Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
(Level 12 Officer)

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of ___, ____ by and among Altairnano, Inc., a Nevada corporation (the “Company”), Altair Nanotechnologies Inc., a Canadian corporation (“Parent”; together with the Company and all direct or indirect majority-owned subsidiaries of the Parent, the “Consolidated Companies”; each a “Consolidated Company”), and , an individual (“Employee”).

RECITALS

A.	Employee, the Company and Parent have previously entered into that certain Employment Agreement dated as of ___, ____ (the “Employment Agreement”).

B.
Employee, the Company and Parent now desire to amend certain terms of the Employment Agreement in order to comply with Section 409A of the Internal Revenue Code (“Section 409A”) as well as all regulations promulgated thereunder.

NOW, THEREFORE, in consideration of this Amendment and of the covenants and conditions contained in this Amendment, the parties hereto agree as follows:

1.	Section 4.3 of the Employment Agreement is hereby amended to add the following sentence at the end thereof:

“In all circumstances, the bonus owing to Employee hereunder shall be paid to Employee prior to March 15th of the year following the year in which the Employee has achieved the agreed-upon performance objectives, such achievement being determined in the sole discretion of the Board.”

2.	Section 7.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Termination by Employee for Good Reason.  If Employee's employment is terminated by Employee for Good Reason during the Term (but not as of an Expiration Date), then, in addition to complying with the requirements of Section 7.1, the Company shall, subject to the terms and conditions of this Agreement and conditioned upon the Company’s receipt of a written waiver, release and non-litigation agreement from Employee in form and substance reasonably satisfactory to the Consolidated Companies with respect to all liabilities of any Consolidated Company of any kind arising prior to and in connection with such termination (other than under Options and Section 7) (a “Release”), pay to or for the benefit of Employee or, if applicable, Employee’s heirs or estate:

(a) with respect to the Severance Period (as defined in Section 7.5 below), Employee’s base salary at a rate equal to Employee’s salary rate as of the date of termination, payable as follows: (i) all amounts that would otherwise be payable with respect to the six months immediately following Employee’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) from the Company (a “Separation from Service”) shall be accrued and paid within five business days following, but in no event prior to, the six-month anniversary of Employee’s Separation of Service or, if earlier, the date of Employee’s death; and (ii) all amounts payable with respect to portions of the Severance Period following the six-month anniversary of Employee’s Separation of Service shall be paid in accordance with the Company’s customary pay schedule; and

(b) Company health benefits coverage then in effect (with Company /Employee contributions remaining the same on a percentage basis as during the period immediately prior to termination) with respect to the Severance Period.

The foregoing payment structure is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted consistently with that intent.”

3.	Section 7.4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Termination by Company without Cause.  If Employee's employment is terminated by the Company without Cause during the Term (but not as of an Expiration Date), then, in addition to complying with the requirements of Section 7.1, the Company shall, subject to the terms and conditions of this Agreement and conditioned upon the Company’s receipt of a Release, continue to pay, when due in accordance with the Company’s customary pay schedule,  to or for the benefit of Employee or, if applicable, his heirs or estate, subject to (A) and (B) below:

(a) Employee’s base salary at a rate equal to Employee’s salary rate as of the date of termination with respect to the Severance Period;

(b) Company health benefits coverage then in effect (with Company /Employee contributions remaining the same on a percentage basis as during the period immediately prior to termination) with respect to an eighteen-month period commencing on the first date of the Severance Period; and

(c) a bonus, payable within 30 days of the Company’s receipt of a Release, equal to the product of (i) sixty percent (60%) of Employee’s base salary paid for the calendar year in which termination of Employee’s services occurs, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed during the then-current calendar year and the denominator of which is 365.

Notwithstanding anything in this Section 7.4 to the contrary: (A) no base salary continuation or bonus amount otherwise payable to the Employee under this Section 7.4 shall be paid unless and until the Employee incurs a Separation from Service from the Company during the Severance Period (with any amounts deferred as a result of this subsection 7.4(A) being payable promptly following such Separation from Service and as permitted by subsection 7.4(B)); and (B) any base salary and bonus amounts that are otherwise due or payable under this Section 7.4 during the six-month period following the Employee’s Separation from Service shall instead be deferred and paid to the Employee within five business days after, but in no instance prior to, the six-month anniversary of Employee’s Separation from Service (or, if earlier, the date of Employee’s death) if and to the extent that such amounts (1) do not constitute “separation pay due to involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(b)(9)(iii)); and (2) are subject to Code Section 409A.  All base salary continuation amounts owing to Employee with respect to portions of the Severance Period following the six-month anniversary of the Separation of Service shall be paid in accordance with the Company’s customary pay schedule.  The foregoing restrictions on the payment of continuing base salary and bonus are intended to comply with the requirements of Section 409A of the Code and shall be interpreted consistently with that intent.”

4.
All other provisions of the Employment Agreement are confirmed in their entirety, provided, however, that any provision of the Employment Agreement inconsistent with this Amendment shall be considered amended and revised to conform to the provisions of this Amendment.

5.
This Agreement may be executed in multiple counterparts, all of which taken together shall form a single Agreement.  A facsimile copy of this Agreement or any counterpart thereto shall be valid as an original.

[signature page follows]

IN WITNESS WHEREOF, Employee has signed this Amendment personally and the Company and Parent have caused this Agreement to be executed by their duly authorized representatives.

COMPANY:

ALTAIRNANO, INC.
a Nevada corporation

By: __________________________
Name: ________________________
Title: _________________________

PARENT:

ALTAIR NANOTECHNOLOGIES INC.
a Canadian corporation

By: __________________________
Name: ________________________
Title: _________________________

EMPLOYEE:

_____________________________
,an individual